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                                                                    Exhibit 9(c)

                   AMENDMENT OF THE ADMINISTRATION AGREEMENT

This Amendment of the Administration Agreement, ("Amendment") made this 11th day of December by and between Stratton Monthly Dividend Shares, Inc. ("Customer"), and First Pennsylvania Bank N.A., a national banking association duly organized and existing under the laws of the United States (the "Bank").

                                  WITNESSETH:

     WHEREAS, the parties have previously entered into an Administration Agreement, (the "Agreement") whereby the Bank is providing the services enumerated therein to the Customer; and

     WHEREAS, pursuant to the Agreement, the Bank has delegated to Fund/Plan Services, Inc. ("Fund/Plan") a wholly owned subsidiary of First Pennsylvania Corporation, ("FPC"), the duty to furnish the services provided thereunder; and

     WHEREAS, it is contemplated that all of the outstanding shares of voting stock of Fund/Plan will be sold by FPC to FinDaTex, Inc., a Pennsylvania Corporation, effective as of the close of business on December 31, 1985 (the "Effective Date"); and

     WHEREAS, the parties intend that Fund/Plan shall continue to provide services in accordance with the Agreement, as amended hereby; and

     NOW THEREFORE, in consideration of the premises and conditions contained herein, the parties hereto, with intent to be legally bound hereby, agree as follows:

     1. Following the Effective Date, the Customer shall continue to purchase and receive from Fund/Plan the services provided under the Agreement, in accordance with the provisions of the Agreement, as amended hereby.
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     2. From and after the Effective Date, the Customer agrees to look solely to
Fund/Plan for the performance of all duties and obligations under the Agreement, and Fund/Plan agrees to perform all duties and obligations in accordance with the terms and conditions of the Agreement.

     3. Any reference to "First Pennsylvania Bank N.A." or the "Bank" in the Agreement, except where the reference relates to the Bank in its capacity as Custodian, shall, as of the Effective Date, be deleted from the Agreement, and the name "Fund/Plan Services, Inc." shall be substituted therefor.

     4. The Customer hereby releases, remises and discharges the Bank from any and all claims, liabilities and causes of action which arise out of the performance by Fund/Plan of its duties after the Effective Date.

     5. In all other respects, the terms and conditions of the Agreement shall remain in full force and effect between Fund/Plan and the Customer and Fund/Plan hereby agrees to be bound by the terms and conditions of the Agreement, as amended by this Amendment.

     6. Nothing in this Amendment shall be construed to relieve the Customer of responsibility for payment of any fees still outstanding after the Effective Date for services rendered by the Bank prior to the Effective Date. Said fees shall be payable to and remitted to Fund/Plan Services, Inc.

     7. This Amendment of the Agreement of the Customer has been duly and validly authorized by the parties hereto. Customer shall provide the Bank and Fund/Plan with copies of a resolution of Customer's Board of Directors approving or ratifying this Amendment as promptly as possible.

     8. This Amendment may be executed and delivered in any number of counterparts, each of which shall constitute an original but all together only one Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective Presidents or Vice Presidents and their corporate seals hereunto duly affixed, and attested by their respective Secretaries or Assistant Secretaries, as of the day and year first above written.

                                        FIRST PENNSYLVANIA BANK N.A.

ATTEST
(Corporate Seal)
/S/ Michelle Buckwatter                 By: /S/ Edward E Keuter
Corporate Secretary                     Vice President


ATTEST                                  STRATTON MONTHLY DIVIDEND SHARES, INC.
(Corporate Seal)
/S/ Sharon A. Dylinski                  By /S/GERALD E. HEFFERNAN
Corporate Secretary                     Title: President

ATTEST                                  FUND/PLAN SERVICES, Inc.
(Corporate Seal)
/S/ Michelle Buckwatter                 By /s/B. Heinel
                                        Title: Vice President
(SEAL)

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